                                                                    EXHIBIT 12.1

                CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (In thousand, except ratios)
                                  (unaudited)

(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                          Six Months
                                             Ended
                                            June 30                    Year Ended December 31
                                          ----------    ----------------------------------------------------
                                             1997         1996       1995       1994       1993       1992
                                          ----------    --------   --------   --------   --------   --------
Fixed charges............................  $293,548     $598,312   $584,137   $474,844   $491,076   $415,433
Preferred stock dividends................    13,862       36,356     39,334     38,876     38,592      4,707
                                           --------     --------   --------   --------   --------   --------
Combined fixed charges and preferred
  stock dividends........................   307,410      634,668    623,471    513,720    529,668    420,140
Net income...............................    77,059      127,228     77,359     85,579     94,256     53,191
                                           --------     --------   --------   --------   --------   --------
  Total..................................  $384,469     $761,896   $700,830   $599,299   $623,924   $473,331
                                           ========     ========   ========   ========   ========   ========
Ratio of earnings to combined fixed
  charges and preferred stock dividends..    1.25:1       1.20:1     1.12:1     1.17:1     1.18:1     1.13:1
                                           ========     ========   ========   ========   ========   ========

(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                          Six Months
                                             Ended
                                            June 30                    Year Ended December 31
                                          ----------    ----------------------------------------------------
                                             1997         1996       1995       1994       1993       1992
                                          ----------    --------   --------   --------   --------   --------
Fixed Charges............................  $155,939     $283,974   $223,751   $139,188   $ 80,923   $ 62,077
Preferred stock dividends................    13,862       36,356     39,334     38,876     38,592      4,707
                                           --------     --------   --------   --------   --------   --------

Combined fixed charges and preferred
  stock dividends........................   169,801      320,330    263,085    178,064    119,515     66,784
Net income...............................    77,059      127,228     77,359     85,579     94,256     53,191
                                           --------     --------   --------   --------   --------   --------

  Total..................................  $246,860     $447,558   $340,444   $263,643   $213,771   $119,975
                                           ========     ========   ========   ========   ========   ========
  Ratio of earnings to combined fixed
   charges and preferred stock dividends.    1.45:1       1.40:1     1.29:1     1.48:1     1.79:1     1.80:1
                                           ========     ========   ========   ========   ========   ========